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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)
                          (AMENDMENT NO. _________)(1)


                              HeadHunter.NET, Inc.
                              --------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    422077107
                                    ---------
                                 (CUSIP Number)


                                 August 19, 1999
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)




-----------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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---------------------------                    --------------------------------
CUSIP NO.   422077107               13G        PAGE   2 OF 5 PAGES
---------------------------                    --------------------------------


--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       ITC Holding Company, Inc.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                    5.    SOLE VOTING POWER

  NUMBER OF               5,508,000

                 ---------------------------------------------------------------
    SHARES          6.    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               -0-

                 ---------------------------------------------------------------
     EACH           7.    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON                5,508,000

                 ---------------------------------------------------------------
     WITH           8.    SHARED DISPOSITIVE POWER

                          -0-

--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,508,000

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                                      [ ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       49.1%

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON

       CO

--------------------------------------------------------------------------------

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ITEM 1(A).        NAME OF ISSUER:

                  HeadHunter.NET, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6410 Atlantic Boulevard, Suite 160, Norcross, Georgia 30071

ITEM 2(A).        NAME OF PERSON FILING:

                  ITC Holding Company, Inc.


ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1239 O.G. Skinner Drive, West Point, Georgia 31833

ITEM 2(C).        CITIZENSHIP:

                  Delaware

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

ITEM 2(E).        CUSIP NUMBER:

                  422077107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act.
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ]  A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ]  A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;
                  (i) [ ]  A church plan that is excluded from the
                           definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                       3
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ITEM 4.           OWNERSHIP.

                  (a)      Amount beneficially owned:

                           5,508,000*

                  (b)      Percent of class:

                           49.1%

                  (c) Number of shares as to which such person has: (i) Sole power to vote or to direct the vote 5,508,000*
                                                                    ----------
                           (ii) Shared Power to vote or to direct the vote -0-
                                                                           ---
                           (iii) Sole power to dispose or to direct the
                           disposition of 5,508,000*
                                          ----------
                           (iv) Shared power to dispose or to direct the disposition of -0-
                                          ---
ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

                  Not applicable.


--------------------
* Includes 416,667 shares of common stock subject to a warrant held by ITC Service Company, a wholly-owned subsidiary, exercisable within 60 days of the filing date of this Schedule 13G, and 8,000 shares of common stock subject to options originally granted to J. Douglas Cox and William H. Scott as directors of HeadHunter.NET, Inc., the benefits of which have been assigned to ITC Holding Company, Inc. and which are exercisable within 60 days of the filing date of this Schedule 13G.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              ITC HOLDING COMPANY, INC.

                                              February 10, 2000
                                              ----------------------------------
                                                       (Date)

                                              /s/ Kim Thompson
                                              ----------------------------------
                                                       (Signature)

                                          By: Kim Thompson, Sr. Vice President
                                              ----------------------------------
                                                       (Name/Title)












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